Exhibit 99.1

Assisted Living Concepts, Inc. Announces Record Annual and Quarterly Results

MENOMONEE FALLS, WISCONSIN March 8, 2012

Highlights:

•	Posted 34.8% and 50.0% increase in diluted earnings per share over the fourth quarter of 2010 and 2010 full year, respectively.

•	Increased average private pay occupancy by 108 and 41 units over the fourth quarter of 2010 and the third quarter of 2011, respectively.

•	Increased Adjusted EBITDAR as a percentage of revenues to 38.6%, up from 35.7% in the fourth quarter of 2010.

•	Increased cash provided by operating activities for the year ended December 31, 2011 by 17.9% from the year ended December 31, 2010.

•	Declared quarterly dividend of $0.10 per share

Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) reported net income of $7.3 million in the fourth quarter of 2011 as compared to $5.4 million in the fourth quarter of 2010. Excluding the One-Time Items described below, net income in the quarters ended December 31, 2011 and 2010 would have been $6.3 million and $5.5 million, respectively.

“Fourth quarter results blossomed with the momentum we built up in quarter three,” commented Laurie Bebo, President and Chief Executive Officer. “We continued to see improvements in workers compensation and general and professional liability expenses. We believe these items combined with our private pay strategy, increased occupancy and other careful cost controls resulted in record operating income for the fourth quarter and all of 2011.”

For the year ended December 31, 2011, ALC reported net income of $24.4 million as compared to $16.5 million in the year ended December 31, 2010. Excluding the One-Time Items described below, net income in the years ended December 31, 2011 and 2010 would have been $22.1 million and $18.2 million, respectively.

Diluted earnings per common share for the fourth quarter and the year ended December 31, 2011 and 2010 were:

	September 30,	September 30,	September 30,	September 30,
	Quarter ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Diluted earnings per common share	$0.31	$0.23	$1.05	$0.70
Pro forma diluted earnings per common share excluding One-Time Items	$0.27	$0.23	$0.95	$0.78

One-Time Items in the quarter and year ended December 31, 2011 included:

1.	A reduction in tax expense associated with the settlement of all issues associated with a tax allocation agreement with a subsidiary of our former parent Extendicare Inc. (now Extendicare Real Estate Investment Trust) and a reversal of tax reserves associated with the completion of certain state audits ($0.6 million and $1.3 million for the quarter and year ended December 31, 2011, respectively)

2.	Income associated with a mark to market adjustment for interest rate swap agreements ($0.1 million and $0.0 million net of tax for the quarter and year ended December 31, 2011, respectively)

3.	The write-off of deferred financing fees associated with our refinanced debt ($0.0 million and $0.2 million net of tax for the quarter and year ended December 31, 2011, respectively)

4.	Gains on sales of equity investments ($0.0 million and $0.6 million net of tax for the quarter and year ended December 31, 2011, respectively)

5.	Income associated with purchase accounting adjustments of ($0.4 million and $0.5 million net of tax for the quarter and year ended December 31, 2011, respectively)

One-Time Items in the quarter and year ended December 31, 2010 included:

1.	The reclassification of a decline in the fair market value of equity securities from a component of the Company’s stockholders’ equity to the Company’s income statement ($0.0 and $1.3 million net of tax for the quarter and year ended December 31, 2010, respectively).

2.	The realignment of ALC’s divisional level management structure in order to better match specific operating talents with certain geographical opportunities. In connection with this realignment, ALC incurred certain non-recurring expenses primarily related to personnel ($0.0 million and $0.3 million net of tax for the quarter and year ended December 31, 2010, respectively).

3.	The decision not to complete an expansion project due to higher than anticipated site costs ($0.0 million and $0.1 million net of tax for the quarter and year ended December 31, 2010, respectively). We will continue to evaluate existing owned properties for expansion growth.

4.	Transaction fees associated with the purchase of nine previously leased properties ($0.1 million and $0.1 million net of tax for the quarter and year ended December 31, 2010, respectively).

Certain non-GAAP financial measures are used in the discussions in this release in assessing the performance of the business. See attached tables for definitions of Adjusted EBITDA and Adjusted EBITDAR, reconciliations of net income to Adjusted EBITDA and Adjusted EBITDAR, calculations of Adjusted EBITDA and Adjusted EBITDAR as a percentage of total revenues, and non-GAAP financial measure reconciliation information.

As of December 31, 2011, ALC operated 211 senior living residences comprising 9,325 units. ALC obtains substantially all of its revenues from residents that pay with private funds. The following discussions include the impact of the One-Time Items.

Quarters ended December 31, 2011, December 31, 2010, September 30, 2011

Revenues of $58.9 million in the fourth quarter ended December 30, 2011 increased by $0.4 million or 0.7% as compared to $58.5 million in the fourth quarter of 2010 and increased by $0.3 million or 0.5% from $58.6 million in the third quarter of 2011.

Adjusted EBITDAR for the fourth quarter of 2011 was $22.7 million or 38.6% of revenues and

•	increased $1.8 million or 8.9% from $20.9 million and 35.7% of revenues in the fourth quarter of 2010; and

•	increased $1.4 million or 6.7% from $21.3 million and 36.4% of revenues in the third quarter of 2011.

Adjusted EBITDA for the fourth quarter of 2011 was $18.3 million or 31.1% of revenues and

•	increased $1.9 million or 11.6% from $16.4 million and 28.0% of revenues in the fourth quarter of 2010; and

•	increased $1.4 million or 8.2% from $16.9 million and 28.9% of revenues in the third quarter of 2011.

Fourth quarter 2011 compared to fourth quarter 2010

Revenues in the fourth quarter of 2011 increased by $0.4 million from the fourth quarter of 2010 primarily due to an increase in private pay occupancy ($1.1 million), offset by the planned reduction in the number of units occupied by Medicaid residents ($0.5 million) and rate decreases primarily associated with promotional discounts ($0.2 million). Average private pay rates declined in the fourth quarter of 2011 by 0.3% from average private pay rates for the fourth quarter of 2010. Average overall rates, including the impact of improved payer mix, were unchanged in the fourth quarter of 2011 as compared to overall rates in the fourth quarter of 2010.

Both Adjusted EBITDAR and Adjusted EBITDA increased in the fourth quarter of 2011 primarily due to a decrease in residence operations expenses ($0.8 million) (this excludes the gain on disposal of fixed assets), a decrease in general and administrative expenses ($0.7 million) (this excludes non-cash equity based compensation) and the increase in revenues discussed above ($0.4 million). Residence operations expenses decreased primarily from lower labor expenses and lower general and professional liability expense. Lower labor expenses primarily improved from a reduction in workers compensation expense as compared to the corresponding prior year period. General and administrative expenses decreased primarily due to the purchase accounting adjustment.

Fourth quarter 2011 compared to the third quarter 2011

Revenues in the fourth quarter of 2011 increased by $0.3 million from the third quarter of 2011 primarily due to an increase in the number of units occupied by private pay residents ($0.4 million) and higher average daily revenue from higher rates ($0.1 million), partially offset by the planned reduction in the number of units occupied by Medicaid residents ($0.2 million). Average private pay rates increased in the fourth quarter of 2011 by 0.1% from average private pay rates for the third quarter of 2011. Average overall rates, including the impact of improved payer mix, increased in the fourth quarter of 2011 by 0.3% from comparable rates in the third quarter of 2011.

Increased Adjusted EBITDA and Adjusted EBITDAR in the fourth quarter of 2011 as compared to the third quarter of 2011 resulted primarily from a decrease in residence operations expenses ($1.1 million) (this excludes the gain on disposal of fixed assets), and an increase in revenue discussed above ($0.3 million). Residence operations expenses decreased primarily from lower labor expenses, lower general and professional liability expense and typical seasonal reductions in utilities expense. Lower labor expenses primarily improved from a reduction in workers compensation expense as compared to the corresponding prior year period. General and administrative expenses were essentially unchanged, with a decrease due to a purchase accounting adjustment offset by higher payroll costs (primarily due to increased bonus expense) and higher travel expenses.

Year ended December 31, 2011 and December 31, 2010

Revenues of $234.5 million in the year ended December 31, 2011 increased $1.4 million or 0.6% from $233.1 million in the year ended December 31, 2010.

Adjusted EBITDAR for the year ended December 31, 2011 was $85.5 million, or 36.5% of revenues and

•	increased $6.1 million or 7.7% from $79.4 million and 34.0% of revenues in the year ended December 31, 2010.

Adjusted EBITDA for the year ended December 31, 2011 was $67.8 million, or 28.9% of revenues and

•	increased $8.3 million or 13.9% from $59.5 million and 25.5% of revenues in the year ended December 31, 2010.

Year ended December 31, 2011 compared to year ended December 30, 2010

Revenues in the year ended December 31, 2011 increased from the year ended December 31, 2010 primarily due to an increase in private pay occupancy ($2.5 million) and higher average daily revenue from rate increases ($1.0 million), partially offset by the planned reduction in the number of units occupied by Medicaid residents ($2.2 million). Average private pay rates increased in the year ended December 31, 2011 by 0.5% over average private pay rates for the year ended December 31, 2010. Average overall rates, including the impact of improved payer mix, increased in the year ended December 31, 2011 by 1.0% over the comparable rates for the year ended December 31, 2010.

Both Adjusted EBITDA and Adjusted EBITDAR increased in the year ended December 31, 2011 primarily from a decrease in residence operations expenses ($2.7 million) (this excludes the gain on disposal of fixed assets), a decrease in general and administrative expenses ($2.1 million) (this excludes non-cash equity based compensation), the increase in revenues discussed above ($1.3 million) and, for Adjusted EBITDA only, a decrease in residence lease expense ($2.2 million). Residence operations expenses decreased primarily from lower labor, general and professional liability and kitchen expenses. In addition, general economic conditions enabled us to hire new employees at lower wage rates. Kitchen expenses were lower due to new group purchasing plans and lower overall occupancy. General and administrative expenses decreased from non-recurring expenses associated with the realignment of our divisions in the 2010 period and the reversal of an accrual booked at the time ALC was acquired deemed by management to no longer be necessary. Residence lease expense decreased as a result of the November 1, 2010, purchase of nine previously leased properties.

Dividend

On, March 7, 2012 the Board of Directors declared a dividend of $0.10 per share payable to shareholders of record on the close of business on March 16, 2012 and will be paid on March 30, 2012.

Liquidity

At December 31, 2011 ALC maintained a strong liquidity position with cash of approximately $2.7 million and undrawn lines of $107.4 million and a debt to equity ratio of 22.3%. In addition, at December 31, 2011 ALC had 55.6% of its owned properties unencumbered.

Investor Call

ALC has scheduled a conference call for today March 8, 2012 at 10:00 a.m. (ET) to discuss its financial results for the fourth quarter. This earnings release will be posted on ALC’s website at www.alcco.com. The toll-free number for the live call is (800) 230-1074 or international (612) 234-9960. A taped rebroadcast of the conference call will be available approximately three hours following the live call until midnight on April 8, 2012, by dialing toll free (800) 475-6701, or international (320) 365-3844; and using access code 236172.

About Us

Assisted Living Concepts, Inc. and its subsidiaries operate 211 senior living residences comprising 9,325 residents in 20 states. ALC’s senior living residences typically consist of 40 to 60 units and offer a supportive, home-like setting. Residents may receive assistance with the activities of daily living either directly from ALC employees or through our wholly owned home health subsidiaries. ALC employs approximately 4,200 people.

Forward-looking Statements

Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, including management’s expectations about improving occupancy and private pay mix, are forward-looking statements. Forward-looking statements generally include words such as “expect,” “point toward,” “intend,” “will,” ”indicate,” “anticipate,” “believe,” “estimate,” “plan,” “strategy” or “objective.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties referred to in the release, other risks and uncertainties are contained in ALC’s filings with United States Securities and Exchange Commission and include, but are not limited to, the following: changes in the health care industry in general and the senior housing industry in particular because of governmental and economic influences; changes in general economic conditions, including changes in housing markets, unemployment rates and the availability of credit at reasonable rates; changes in regulations governing the industry and ALC’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions and ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.

For further information, contact:

Assisted Living Concepts, Inc.

John Buono

Sr. Vice President, Chief Financial Officer and Treasurer

Phone: (262) 257-8999

Fax: (262) 251-7562

Email: jbuono@alcco.com

Visit ALC’s Website @ www.alcco.com

ASSISTED LIVING CONCEPTS, INC.

Consolidated Statements of Income

(In thousands, except per share data)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenues	$58,863	$58,435	$234,452	$233,128
Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	33,515	34,270	136,659	139,689
General and administrative	2,803	3,386	13,361	15,080
Residence lease expense	4,461	4,491	17,686	19,846
Depreciation and amortization	5,843	5,693	23,103	22,806

Total operating expenses	46,622	47,840	190,809	197,421

Income from operations	12,241	10,595	43,643	35,707
Other (expense) income:
Other-than-temporary investments impairment	—	—	—	(2,026)
Interest expense:
Debt	(1,826)	(2,102)	(7,872)	(7,782)
Change in fair value of derivatives and amortization	94	—	—	—
Write-off of deferred financing costs	—	—	(279)	—
Interest income	4	1	12	11
Gain on sale of securities	46	23	956	23

Income before income taxes	10,559	8,517	36,460	25,933
Income tax expense	(3,249)	(3,109)	(12,100)	(9,449)

Net income	$7,310	$5,408	$24,360	$16,484

Weighted average common shares:
Basic	22,967	23,000	22,955	23,080
Diluted	23,239	23,328	23,256	23,412
Per share data:
Basic earnings per common share	$0.32	$0.24	$1.06	$0.71
Diluted earnings per common share	$0.31	$0.23	$1.05	$0.70

Dividend declared and paid per common share	$0.10	$—	$0.30	$—

Adjusted EBITDA (1)	$18,286	$16,388	$67,824	$59,524

Adjusted EBITDAR (1)	$22,747	$20,879	$85,510	$79,370

(1)	See attached tables for definitions of Adjusted EBITDA and Adjusted EBITDAR and reconciliations of net income to Adjusted EBITDA and Adjusted EBITDAR

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30,	September 30,
	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$2,652	$13,364
Cash and escrow deposits—restricted	3,150	3,440
Investments	1,840	4,599
Accounts receivable, less allowances of $2,903 and $1,414, respectively	4,609	3,201
Prepaid expenses, supplies and other receivables	3,387	3,020
Income tax receivable	606	356
Deferred income taxes	4,027	5,108
Current assets of discontinued operations	—	168

Total current assets	20,271	33,256
Property and equipment, net	430,733	437,303
Intangible assets, net	9,028	10,193
Restricted cash	1,996	3,448
Other assets	2,025	904
Total Assets	$464,053	$485,104
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,086	$6,154
Accrued liabilities	17,877	20,173
Deferred revenue	8,004	4,784
Current maturities of long-term debt	2,538	2,449
Current portion of self-insured liabilities	500	500

Total current liabilities	36,005	34,060
Accrual for self-insured liabilities	1,557	1,597
Long-term debt	85,703	129,661
Deferred income taxes	23,961	20,503
Other long-term liabilities	9,107	10,024
Commitments and contingencies

Total liabilities	156,333	195,845
Preferred Stock, par value $0.01 per share, 25,000,000 shares authorized, no shares issued and outstanding, respectively	—	—
Class A Common Stock, $0.01 par value, 160,000,000 authorized at December 31, 2011 and December 31, 2010; 24,980,958 and 24, 816,738 shares issued and 20,049,086 and 19,934,066 shares outstanding, respectively	250	248
Class B Common Stock, $0.01 par value, 30,000,000 authorized at December 31, 2011 and December 31, 2010; 2,919,790 and 3,040,620 issued and outstanding, respectively	29	30
Additional paid-in capital	316,694	315,153
Accumulated other comprehensive income (loss)	156	(95)
Retained earnings	67,436	49,970
Treasury stock at cost, 4,931,872 and 4,882,672 shares, respectively	(76,845)	(76,047)

Total stockholders’ equity	307,720	289,259

Total Liabilities and Stockholders’ Equity	$464,053	$485,104

ASSISTED LIVING CONCEPTS, INC.

Consolidated Statements of Cash Flows

(In thousands)

	September 30,	September 30,	September 30,
	Year Ended December 31,
	2011	2010	2009
OPERATING ACTIVITIES:
Net income (loss)	$24,360	$16,484	$(155)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	23,103	22,807	21,518
Other-than-temporary investments impairment	—	2,026	—
Goodwill impairment	—	—	16,315
Loss due to property and equipment impairment	—	—	1,369
Amortization of purchase accounting adjustments for leases and debt	(647)	(645)	(395)
Provision for bad debts	1,489	676	49
Provision for self-insured liabilities	554	639	1,080
Loss on sale or disposal of fixed assets	(121)	401	82
Equity-based compensation expense	1,199	659	406
Deferred income taxes	4,447	5,599	1,477
Gain on investments	(956)	(78)	—
Changes in assets and liabilities:
Accounts receivable	(2,897)	(1,209)	(38)
Prepaid expenses, supplies and other receivables	(199)	517	(180)
Deposits in escrow	290	(378)	320
Current assets – discontinued operations	—	(132)	117
Accounts payable	1,268	(1,170)	(2,076)
Accrued liabilities	(1,376)	25	1,281
Deferred revenue	3,220	(1,584)	(319)
Current liabilities – discontinued operations	—	(34)	(13)
Payments of self-insured liabilities	(592)	(458)	(640)
Income taxes payable/receivable	(250)	367	2,415
Changes in other non-current assets	2,238	1,213	(156)
Other non-current assets – discontinued operations	—	399	539
Other long-term liabilities	(455)	48	1,050
Other long-term liabilities – discontinued operations	—	—	(14)

Cash provided by operating activities	54,675	46,172	44,032

INVESTING ACTIVITIES:
Payment for securities	(208)	(818)	(216)
Proceeds on sales of securities	3,406	515	—
Payment for acquisitions	—	(27,500)	—
Proceeds on sale of fixed assets	168	—	—
Payments for new construction projects	(684)	(5,619)	(13,337)
Payments for purchases of property and equipment	(15,067)	(11,000)	(14,564)

Cash used in investing activities	(12,385)	(44,422)	(28,117)

FINANCING ACTIVITIES:
Payments of financing costs	(1,907)	(310)	(358)
Purchase of treasury stock	(798)	(2,803)	(6,989)
Proceeds from issuance of shares for employee stock options	283	31	—
Repayment of borrowings on revolving credit facility	(137,500)	—	(29,000)
Proceeds on borrowings on revolving credit facility	99,500	—	—
Repayment of mortgage debt	(5,686)	(1,914)	(9,113)
Proceeds from mortgage debt	—	12,250	14,000
Payment of dividends	(6,894)	—	—

Cash (used in) provided by financing activities	(53,002)	7,254	(31,460)

(Decrease) increase in cash and cash equivalents	(10,712)	9,004	(15,545)
Cash and cash equivalents, beginning of year	13,364	4,360	19,905

Cash and cash equivalents, end of year	$2,652	$13,364	$4,360

ASSISTED LIVING CONCEPTS, INC.

Financial and Operating Statistics

Continuing residences*

	September 30,	September 30,	September 30,
	Three Months Ended
	December 31, 2011	September 30, 2011	December 31, 2010
Average Occupied Units by Payer Source
Private	5,603	5,562	5,495
Medicaid	39	66	106

Total	5,642	5,628	5,601

Occupancy Mix by Payer Source
Private	99.3%	98.8%	98.1%
Medicaid	0.7%	1.2%	1.9%

Percent of Revenue by Payer Source
Private	99.6%	99.3%	98.8%
Medicaid	0.4%	0.7%	1.2%

Average Revenue per Occupied Unit Day	$113.41	$113.09	$113.40

Occupancy Percentage*	62.7%	62.4%	62.1%

*	Depending on the timing of new additions and temporary closures of our residences, we may increase or reduce the number of units we actively operate. For the three months ended December 31, 2011, September 30, 2011 and December 31, 2010 we actively operated 8,995, 9,015 and 9,016 units, respectively.

Same residence basis**

	September 30,	September 30,	September 30,
	Three Months Ended
	December 31, 2011	September 30, 2011	December 31, 2010
Average Occupied Units by Payer Source
Private	5,564	5,523	5,461
Medicaid	38	61	98

Total	5,602	5,584	5,559

Occupancy Mix by Payer Source
Private	99.3%	98.9%	98.2%
Medicaid	0.7%	1.1%	1.8%

Percent of Revenue by Payer Source
Private	99.6%	99.4%	98.8%
Medicaid	0.4%	0.6%	1.2%

Average Revenue per Occupied Unit Day	$114.21	$112.94	$113.35

Occupancy Percentage	63.2%	63.0%	62.7%

**	Excludes quarterly impact of 20 completed expansion units, 72 re-opened renovated units and 60 units temporarily closed for renovation.

ASSISTED LIVING CONCEPTS, INC.

Financial and Operating Statistics

Continuing residences*

	September 30,	September 30,
	Year Ended
	December 31, 2011	December 31, 2010
Average Occupied Units by Payer Source
Private	5,542	5,483
Medicaid	70	151

Total	5,612	5,634

Occupancy Mix by Payer Source
Private	98.8%	97.3%
Medicaid	1.2%	2.7%

Percent of Revenue by Payer Source
Private	99.3%	98.3%
Medicaid	0.7%	1.7%

Average Revenue per Occupied Unit Day	$114.46	$113.37

Occupancy Percentage*	62.4%	62.5%

*	Depending on the timing of new additions and temporary closures of our residences, we may increase or reduce the number of units we actively operate. For the year ended December 30, 2011 and December 30, 2010 we actively operated 8,992 and 9,010 units, respectively.

Same residence basis**

	September 30,	September 30,
	Year Ended
	December 31, 2011	December 31, 2010
Average Occupied Units by Payer Source
Private	5,485	5,419
Medicaid	65	132

Total	5,550	5,551

Occupancy Mix by Payer Source
Private	98.8%	97.6%
Medicaid	1.2%	2.4%

Percent of Revenue by Payer Source
Private	99.3%	98.5%
Medicaid	0.7%	1.5%

Average Revenue per Occupied Unit Day	$114.04	$113.18

Occupancy Percentage	62.8%	62.8%

**	Excludes quarterly impact of 45 completed expansion units, 123 units temporarily closed for renovation and 72 re-opened renovated units.

Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted EBITDAR

Adjusted EBITDA is defined as net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, equity based compensation expense, transaction costs and non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets (including goodwill) and loss on refinancing and retirement of debt. Adjusted EBITDAR is defined as Adjusted EBITDA before rent expenses incurred for leased senior living properties. Adjusted EBITDA and Adjusted EBITDAR are not measures of performance under accounting principles generally accepted in the United States of America, or GAAP. We use Adjusted EBITDA and Adjusted EBITDAR as key performance indicators and Adjusted EBITDA and Adjusted EBITDAR expressed as a percentage of total revenues as a measurement of margin.

We understand that EBITDA and EBITDAR, or derivatives thereof, are customarily used by lenders, financial and credit analysts, and many investors as a performance measure in evaluating a company’s ability to service debt and meet other payment obligations or as a common valuation measurement in the long-term care industry. Moreover, ALC’s revolving credit facility contains covenants in which a form of EBITDA is used as a measure of compliance, and we anticipate EBITDA will be used in covenants in any new financing arrangements that we may establish. We believe Adjusted EBITDA and Adjusted EBITDAR provide meaningful supplemental information regarding our core results because these measures exclude the effects of non-operating factors related to our capital assets, such as the historical cost of the assets.

We report specific line items separately, and exclude them from Adjusted EBITDA and Adjusted EBITDAR because such items are transitional in nature and would otherwise distort historical trends. In addition, we use Adjusted EBITDA and Adjusted EBITDAR to assess our operating performance and in making financing decisions. In particular, we use Adjusted EBITDA and Adjusted EBITDAR in analyzing potential acquisitions and internal expansion possibilities. Adjusted EBITDAR performance is also used in determining compensation levels for our senior executives. Adjusted EBITDA and Adjusted EBITDAR should not be considered in isolation or as a substitute for net income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present Adjusted EBITDA and Adjusted EBITDAR on a consistent basis from period to period, thereby allowing for comparability of operating performance.

Adjusted EBITDA and Adjusted EBITDAR Reconciliation Information

The following table sets forth a reconciliation of net income to Adjusted EBITDA and Adjusted EBITDAR:

	September 30,	September 30,	September 30,	September 30,	September 30,
	Three Months Ended			Year Ended
	December 31, 2011	December 31, 2010	September 30, 2011	December 31, 2011	December 31, 2010
	(in thousands)
Net income	$7,310	$5,408	$5,763	$24,360	$16,484
Add provision for income taxes	3,249	3,109	3,388	12,100	9,449

Income before income taxes	$10,559	$8,517	$9,151	$36,460	$25,933
Add:
Depreciation and amortization	5,843	5,693	5,807	23,103	22,806
Interest expense, net	1,822	2,101	2,024	8,028	7,771
Non-cash equity based compensation	227	45	299	1,199	659
(Gain)/loss on disposals of fixed assets	(25)	(55)	(54)	(121)	224
Write-down of equity investments	—	—	—	—	2,026
Gain on sales of equity investments	(46)	(23)	—	(956)	(23)
Recovery of purchase accounting associated with early termination of debt	—	—	(168)	(168)	—
Transaction expenses associated with property acquisition	—	110	—	—	128
Change in value of derivatives and amortization	(94)	—	(164)	—	—
Write-off of deferred financing fees	—	—	—	279	—

Adjusted EBITDA	$18,286	$16,388	$16,895	$67,824	$59,524
Add: Lease expense	4,461	4,491	4,430	17,686	19,846

Adjusted EBITDAR	$22,747	$20,879	$21,325	$85,510	$79,370

The following table sets forth the calculations of Adjusted EBITDA, Adjusted EBITDAR, Adjusted EBITDA before division realignment and Adjusted EBITDAR before division realignment as percentages of total revenue:

	September 30,	September 30,	September 30,	September 30,	September 30,
	Three Months Ended			Year Ended
	December 31, 2011	December 31, 2010	September 30, 2011	December 31, 2011	December 31, 2010
	(dollars in thousands)
Revenues	$58,863	$58,435	$58,553	$234,452	$233,128

Adjusted EBITDA	$18,286	$16,388	$16,895	$67,824	$59,524

Adjusted EBITDAR	$22,747	$20,879	$21,325	$85,510	$79,370

Adjusted EBITDA as percent of total revenues	31.1%	28.0%	28.9%	28.9%	25.5%

Adjusted EBITDAR as percent of total revenues	38.6%	35.7%	36.4%	36.5%	34.0%

ASSISTED LIVING CONCEPTS, INC.

Reconciliation of Non-GAAP Measures

(unaudited)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2010
	(dollars in thousands except per share data)
Net income	$7,310	$5,408	$24,360	$16,484
Add one time charges:
Write down of equity investments	—	—	—	2,003
Write-off of deferred financing costs	—	—	279	—
Loss on disposals of fixed assets related to expansion project	—	—	—	125
Division realignment expenses	—	—	—	453
Transaction costs related to acquisition of properties	—	110	—	128
Less one time credits:
Settlements relating to tax allocation agreement and state audits	570	—	1,320	—
Purchase accounting benefits	583	—	751	—
Change in value of derivatives net of amortization	94	—	—	—
Gain on sales of equity investments	46	23	956	—
Add net tax expense/(benefit) from charges and credits	262	(31)	526	(989)

Pro forma net income excluding one-time charges and credits	$6,279	$5,464	$22,138	$18,204

Weighted average common shares:
Basic	22,967	23,000	22,955	23,080
Diluted	23,239	23,328	23,256	23,412

Per share data:
Basic earnings per common share
Net income	$0.32	$0.24	$1.06	$0.71
Less: gain/ (loss) from one time charges and credits	0.04	—	0.10	(0.07)

Pro forma net income excluding one-time charges and credits	$0.27	$0.24	$0.96	$0.79

Diluted earnings per common share*
Net income	$0.31	$0.23	$1.05	$0.70
Less: gain/ (loss) from one time charges and credits	.04	—	0.10	(0.07)

Pro forma net income excluding one-time charges and credits	$0.27	$0.23	$0.95	$0.78

*	Per share numbers may not add due to rounding